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Exhibit 5.1

June 25, 2007

Huntsman Corporation
500 Huntsman Way
Salt Lake City, UT 84108

  Re:
  Registration Statement of Huntsman Corporation

Ladies and Gentlemen:

        Reference is made to the Registration Statement (the "Registration Statement") on Form S-3 (file number 333-                        ) filed by Huntsman Corporation, a Delaware limited liability company (the "Company"), with the Securities and Exchange Commission (the "Commission") on June 25, 2007 by the Company pursuant to the Securities Act of 1933, as amended (the "Securities Act"), related to the public offering by the selling stockholders named therein (the "Selling Stockholders") of up to 23,762,000 shares of the Company's common stock (the "Offer").

        In connection with the preparation of this opinion letter and as the basis for the opinion (the "Opinion") set forth below, We have examined originals or copies of such corporate records, certificates of officers of the Company and public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion.

        For purposes of this opinion letter, "DGCL" means and is limited to the present published General Corporation Law of the State of Delaware as contained in the publication Delaware Laws Affecting Business Entities Annotated (Aspen Publishers, Inc.) (2006), the applicable provisions of the Delaware constitution and the present published judicial decisions interpreting the General Corporation Law of the State of Delaware.

        Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the DGCL, we are of the opinion that:

        1.     The Common Shares have been legally issued and are fully paid and nonassessable.

        The foregoing opinion (the "Opinion") is predicated upon and are limited by the matters set forth in herein and is further subject to the qualifications, exceptions, assumptions and limitations set forth below:

        A.    The Opinion is limited to the DGCL. We express no opinion as to local laws or the laws of any other state or country.

        B.    In rendering the Opinions, we have assumed that each of the Company has complied with the provisions of the securities laws, "blue sky" laws, securities regulations, and/or securities rules of any applicable state and the United States of America.

        C.    In rendering the Opinion, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Company), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not and (iv) the authenticity of all documents submitted to us as originals.

        D.    The Opinion is limited to that expressly stated and no other opinions should be implied.

        E.    Unless otherwise specifically indicated, the Opinion is as of the date of this opinion letter and we assume no obligation to update or supplement the Opinion to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ Stoel Rives LLP

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  Exhibit 5.1